EXHIBIT 99.2

SUPERCHARGING THE UN-CARRIER®

INVESTOR FACTBOOK Q1 2020

T-Mobile US, Inc.

Investor Factbook
T-Mobile US Reports First Quarter 2020 Results
T-Mobile Reports Industry-Leading Customer Growth & Record Financial Performance in Q1 2020, While Laying the Foundation for the Future

Industry-Leading Customer Growth

•	777,000 branded postpaid net additions in Q1 2020, best in industry

•	452,000 branded postpaid phone net additions in Q1 2020, best in industry

•	649,000 total branded net additions in Q1 2020, best in industry

•	Record-low Q1 branded postpaid phone churn of 0.86% in Q1 2020, down 2 bps YoY

•	Record-low Q1 branded prepaid churn of 3.52% in Q1 2020, down 33 bps YoY
Record Financial Performance (all percentages year-over-year)

•	Record Service revenues of $8.7 billion, up 5% in Q1 2020, with Branded postpaid service revenues up 7%

•	Record Q1 Net income of $951 million, up 5% in Q1 2020

•	Record Q1 Diluted earnings per share (“EPS”) of $1.10, up 4% in Q1 2020

•	Record Adjusted EBITDA(1) of $3.7 billion, up 12% in Q1 2020

•	Record Q1 Net cash provided by operating activities of $1.6 billion, up 16% in Q1 2020

•	Record Q1 Free Cash Flow(1) of $732 million, up 18% in Q1 2020
Expanding 5G Network Capabilities

•	Rapid start to deploying 5G sites in Philadelphia and New York City using Sprint’s 2.5 GHz mid-band spectrum on T-Mobile’s 5G network

•
After launching America’s first nationwide 5G network on our 600 MHz spectrum in December 2019, we further expanded our 5G footprint across an additional 1,600 sites in Q1 2020 and ramped pace to 1,000 sites in April 2020

•	600 MHz 5G now covers 215 million people including the cities of Detroit, St. Louis and Columbus with the Bay Area added this week and more cities coming online soon

•	Over 50 million New T-Mobile devices have access to the 600 MHz LTE network and 5G access is being made available to Sprint customers
COVID-19 - Providing Essential Connectivity, While Ensuring Employee Safety

•	Partnered with multiple spectrum holders and the FCC to temporarily deploy additional 600 MHz spectrum, effectively doubling total 600 MHz LTE capacity across the nation

•	We committed to the FCC’s Keep Americans Connected pledge by maintaining service and waiving late fees for residential and small business customers impacted by COVID-19

•	Accelerated the launch of T-Mobile Connect - T-Mobile’s lowest priced smartphone plan ever

•
In mid-March, before the merger with Sprint, we closed approximately 80% of our company-owned retail stores, implemented remote working arrangements for our care teams and encouraged our employees to work remotely

•	In compliance with the regulations in various states, we have since reopened a number of our previously closed stores

•	We perform incremental deep cleaning and keep additional cleaning products stocked in the stores that remain open

•	We supplemented pay to certain of our employees and commissions for third-party dealers impacted by COVID-19
Sprint - Supercharging the Un-carrier, Unlocking Potential and Increasing Competition

•	On April 1, 2020, we closed on our merger with Sprint, supercharging the Un-carrier

•	We expect to be able to rapidly build the world’s best 5G network, accelerating innovation and increasing competition in the U.S. wireless, video and broadband industries

•	Customers are already seeing the benefits with millions of Sprint customers now able to access our LTE network

•	Sprint customers now have access to more than double the number of LTE sites than on Sprint’s network alone

•	Synergies have the potential to unlock massive scale and unleash an expected $43 billion in value for shareholders
________________________________________________________________

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

NEW T-MOBILE 5G NETWORK
IN 2026

New T-Mobile mid-band 5G
New T-Mobile low-band 5G

SPRINT TRANSACTIONS

▪	On April 1, 2020, we completed our planned acquisition of Sprint (“the Merger”), and as a result, Sprint and its subsidiaries became wholly owned consolidated subsidiaries of T-Mobile.

▪
The completion of the merger enables us to build upon our recently launched foundational 5G network of 600 MHz spectrum to deliver the world’s best 5G network while delivering significant value creation through an expected $43 billion in synergies. We also see opportunity to unlock synergies on an accelerated timeframe and further enhance value creation in other areas such as scale in procurement.

▪
On April 1, 2020, in connection with the closing of the Merger, we drew down on our $19 billion New Secured Bridge Loan Facility and our $4 billion New Secured Term Loan Facility with certain financial institutions. We used the net proceeds to redeem certain debt of us, Sprint and our and Sprint’s respective subsidiaries and for post-closing general corporate purposes of the combined company. Subsequently, on April 9, 2020, we repaid our $19 billion New Secured Bridge Loan Facility with the net proceeds of an offering of senior secured notes together with cash on hand. See T-Mobile’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, for additional details.

▪
In Q1 2020, Merger-related costs were $143 million before taxes compared to $126 million in Q4 2019 and $113 million in Q1 2019. These costs impact Selling, general, and administrative (“SG&A”) expenses and Net income but are excluded from Adjusted EBITDA.

COVID-19

▪
The COVID-19 pandemic has resulted in a widespread health crisis that has adversely affected businesses, economies, and financial markets worldwide, and has caused significant volatility in the U.S. and international debt and equity markets. The impact of COVID-19 has been wide-ranging, including, but not limited to, the temporary closures of many businesses, “shelter in place” orders, travel restrictions, social distancing guidelines and other governmental, business and individual actions taken in response to the COVID-19 pandemic. These restrictions have impacted, and will continue to impact, our business, including the demand for our products and services and the ways in which our customers use them. In addition, the COVID-19 pandemic has resulted in economic uncertainty and a significant increase in unemployment in the United States, which could affect our customers’ purchasing decisions and ability to make timely payments.

▪
As a critical communications infrastructure provider as designated by the government, our focus has been on ensuring the safety and well-being of our employees while providing crucial connectivity to our customers and impacted communities.

Our Response

▪	We have taken a variety of steps to protect the health and well-being of our workforce and customers to help mitigate the impact of COVID-19.

▪	To protect and support our employees:

▪
Before the merger, in mid-March, approximately 80% of T-Mobile and 70% of Sprint company-owned store locations, as well as many third-party retailer locations, which sell our T-Mobile, Metro by T-Mobile and Sprint brands, were closed. In compliance with the regulations of various states, we have since reopened a number of our previously closed stores;

▪
We supplemented pay for certain of our employees and commissions for third-party dealers impacted by COVID-19 and provided access to incremental paid time off for employees experiencing symptoms, taking care of children who were home due to school closures or caring for individuals impacted by COVID-19;

▪
We implemented remote working arrangements for many employees with more than 14,000 T-Mobile and Sprint internal care employees and over 29,000 T-Mobile and Sprint global care employees transitioned to a work-from-home environment as of May 1, 2020 and we encouraged our corporate and administrative employees to work remotely if possible; and

▪
To keep our employees safe, we perform incremental deep cleaning and keep additional hygiene and cleaning products stocked in the stores that remain open and we are endeavoring to follow the guidance from the Centers for Disease Control and Prevention, World Health Organization and other authorities and health officials.

▪	To keep our customers connected:

▪	We are committed to the FCC’s Keep Americans Connected pledge, which we have extended to June 30, 2020. We pledged to:

◦	Not terminate service to any residential or small business customers because of their inability to pay their bills due to disruptions caused by the COVID-19 pandemic; and

◦	Waive any late fees that any residential or small business customers incur because of their economic circumstances related to the COVID-19 pandemic.

▪
We also took additional temporary steps to ensure that all current T-Mobile customers that have data plans are provided the connectivity they need to learn and work remotely during the pandemic, including:

◦	Providing unlimited high-speed smartphone data to current customers as of March 31, 2020 who have legacy plans without unlimited high-speed data (excluding roaming) through June 30, 2020;

◦
Giving T-Mobile postpaid and Metro by T-Mobile customers on smartphone plans with mobile hotspot data the ability to add 10GB of Smartphone Mobile HotSpot each month (20GB total) through June 30, 2020;

◦	Working with our Lifeline partners to provide customers up to 5GB per month of free data through June 30, 2020;

◦
Increasing the data allowance, at no extra charge, to schools and students using our EmpowerED digital learning program to ensure each participant has access to at least 20GB of data per month through June 30, 2020; and

◦	Providing free international calling to landlines (and in many cases mobile numbers) to countries that were significantly impacted by COVID-19 through May 13, 2020.

▪	We launched T-Mobile Connect, a new, competitive $15 per month prepaid option, in March 2020, ahead of schedule to provide a reliable, low-cost connection for many Americans facing financial strain.

▪
We partnered with multiple spectrum holders and the FCC to successfully deploy additional 600 MHz spectrum on a temporary basis, effectively doubling total 600 MHz LTE capacity across the nation to help ensure customers can stay connected during this critical time; and

▪
We are committed to keeping our network fully operational as an essential service to first responders, 911 communications and our customers and have continued to expand our 5G network while adhering to all governmental guidelines.

▪	We continue to monitor the COVID-19 pandemic and its impacts and may adjust our steps as needed to meet the needs of our employees and customers and to continue to provide our products and services.
Impact on Results of Operations and Performance Measures for the Three Months Ended March 31, 2020

▪
In Q1 2020, we incurred $117 million, before taxes, in supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, which are included in Selling, general and administrative expenses in our Condensed Consolidated Statement of Comprehensive Income. Substantially all of these costs were incurred during March, as COVID-19 had a minimal impact on our expenses in January and February. These costs have been excluded from the calculation of Adjusted EBITDA, a non-GAAP financial measure, as they represent direct, incremental costs as a result of our response to COVID-19 that we do not consider to be indicative of our ongoing operating performance.

▪	Additional impacts of COVID-19 during Q1 2020, which primarily impacted our results during March, include:

▪
Lower net customer additions due to reduced demand from social distancing rules and retail store closures, which impacted our ability to sell devices and to persuade potential customers to switch to our network during the crisis;

▪	Lower branded postpaid phone and branded prepaid churn due to social distancing rules and retail store closures;

▪
Lower Total service revenues from lower net customer additions and customer concessions as part of our commitments to the FCC’s Keep Americans Connected pledge and other efforts to keep our customers connected;

▪	Lower Equipment revenues and lower Cost of equipment sales due to reduced demand from social distancing rules and retail store closures, which impacted our ability to sell devices; and

▪
Higher bad debt expense due to the recording of estimated losses associated with the adoption of the new credit loss standard and the macro-economic impacts of COVID-19. Late in the first quarter of 2020, we noticed an increase in the number of delinquent payments across our retail and business customers base.

Expected Continued Impact on Results of Operations and Performance Measures

▪
We will continue to monitor developments regarding the COVID-19 pandemic and evaluate the appropriate steps we need to take as a business to align with guidelines from state, local and federal government agencies to do what is best for our employees and customers. We expect our business, liquidity, financial condition, and operating results to continue to be adversely impacted by the COVID-19 pandemic for the remainder of 2020 and thereafter. The extent to which the COVID-19 pandemic impacts our business, operations and financial results will depend on numerous future developments that we are not able to predict at this time, including the duration and scope of the pandemic, the success of governmental, business and individual actions that have been and continue to be taken in response to the pandemic, and the impact on economic activity from the pandemic and actions taken in response. These uncertainties may also adversely impact the Q2 guidance we provided. Such impacts may include:

▪
Lower net customer additions due to reduced demand from social distancing rules, retail store closures and reduced consumer spending caused by widespread unemployment and other adverse economic effects, partially offset by lower churn;

▪
Lower Equipment revenues and lower Cost of equipment sales from lower device sales due to reduced demand from social distancing rules and retail store closures, which will impact our ability to sell devices;

▪
Higher bad debt expense on our service and EIP receivable portfolios due to adverse macro-economic conditions and payment behavior of customers, including those who have been placed on collection hold as part of our commitment to the FCC’s Keep Americans Connected pledge and a continuation of the trend from late in the first quarter of an elevated number of delinquent payments across our retail and business customers bases. Should these delinquencies continue to grow, our operating and financial results could be negatively impacted;

▪
Continued costs to protect and support our employees and customers, which will increase from the costs incurred during the first quarter of 2020 because COVID-19 primarily impacted costs during the last month of Q1 2020;

▪	Higher device insurance fulfillment costs due to a lower supply of returned devices; and

▪	Potential disruptions in our supply chains.

▪
In addition, we are in the process of reevaluating our spending, including for marketing purposes like advertising, capital projects like build-out of our stores, travel, third-party services and certain operating expenses. We have taken actions to adjust our spending given the significant uncertainty around the magnitude and duration of any recessionary impacts arising from the COVID-19 pandemic.

Total Branded Postpaid Net Additions
(in thousands)

CUSTOMER METRICS

▪
The customer metrics presented in this section relate to historical periods prior to the Merger and do not include Sprint customer results. On May 1, 2020, we provided preliminary standalone Sprint customer results for the quarter ended March 31, 2020. Those results were calculated based on the customer reporting policies of Sprint prior to the Merger and thus are not indicative of future results of the combined company. The historical Sprint policies differ from those applied by T-Mobile as a combined company, and the customer results will be materially lower once T-Mobile reporting policies are applied and the Sprint prepaid brands divesture is reflected.

Branded Postpaid Customers

▪
Branded postpaid phone net customer additions were 452,000 in Q1 2020, compared to 1,001,000 in Q4 2019 and 656,000 in Q1 2019. This marks the 25th consecutive quarter that T-Mobile led the industry in branded postpaid phone net customer additions.

▪
Sequentially, the decrease was primarily due to lower gross customer additions impacted by seasonality and reduced demand from social distancing rules and retail store closures arising from COVID-19, partially offset by lower churn.

▪
Year-over-year, the decrease was primarily due to lower gross customer additions impacted by reduced demand from social distancing rules and retail store closures arising from COVID-19, partially offset by lower churn.

▪	Branded postpaid other net customer additions were 325,000 in Q1 2020, compared to 313,000 in Q4 2019 and 363,000 in Q1 2019.

▪
Sequentially, the increase was primarily due to lower churn, partially offset by lower gross customer additions impacted by seasonality and reduced demand from social distancing rules and retail store closures arising from COVID-19.

▪
Year-over-year, the decrease was primarily due to lower gross customer additions impacted by reduced demand from social distancing rules and retail store closures arising from COVID-19, partially offset by lower churn.

▪	Branded postpaid net customer additions were 777,000 in Q1 2020, compared to 1,314,000 in Q4 2019 and 1,019,000 in Q1 2019.

Branded Postpaid Phone Churn

Total Branded Postpaid Accounts
(in thousands)

Total Branded Prepaid Net Additions (losses)
(in thousands)

▪	Branded postpaid phone churn was 0.86% in Q1 2020, down 15 basis points from 1.01% in Q4 2019 and down 2 basis points from 0.88% in Q1 2019.

▪	Sequentially, the decrease was primarily due to seasonality and the beginning effects of reduced demand from social distancing rules and retail store closures arising from COVID-19.

▪	Year-over-year, the decrease was primarily due to the beginning effects of reduced demand from social distancing rules and retail store closures arising from COVID-19.
Branded Postpaid Accounts

▪	Total branded postpaid accounts were 15.2 million at the end of Q1 2020, compared to 15.0 million at the end of Q4 2019 and 14.2 million at the end of Q1 2019.

▪
Sequentially and year-over-year, the increase was primarily due to the growing success of new customer segments and rate plans, continued growth in existing and Greenfield markets, improvements in network quality, industry-leading customer service and the overall value of our offerings. Sequentially, the increase was partially offset by the impact of seasonality.

Branded Prepaid Customers

▪	Branded prepaid net customer losses were 128,000 in Q1 2020, compared to net additions of 77,000 in Q4 2019 and net additions of 69,000 in Q1 2019.

▪
Sequentially, the decrease was primarily due to lower gross customer additions impacted by seasonality and reduced demand from social distancing rules and retail store closures arising from COVID-19, partially offset by lower churn.

▪
Year-over-year, the decrease was primarily due to lower gross customer additions impacted by reduced demand from social distancing rules and retail store closures arising from COVID-19, partially offset by lower churn.

▪	Migrations to branded postpaid plans reduced branded prepaid net customer additions in Q1 2020 by approximately 115,000, down from 160,000 in Q4 2019 and down from 120,000 in Q1 2019.

Branded Prepaid Churn

Total Branded Net Additions
(in thousands)

▪	Branded prepaid churn was 3.52% in Q1 2020, compared to 3.97% in Q4 2019 and 3.85% in Q1 2019.

▪	Sequentially, the decrease was primarily due to the beginning effects of reduced demand from social distancing rules and retail store closures arising from COVID-19 and seasonality.

▪
Year-over year, the decrease was primarily due to the continued success of our prepaid brands due to promotional activities and rate plan offers and the beginning effects of reduced demand from social distancing rules and retail store closures arising from COVID-19.

Total Branded Customers

▪	Total branded net customer additions were 649,000 in Q1 2020, compared to 1,391,000 in Q4 2019 and 1,088,000 in Q1 2019.

T-MOBILE NATIONWIDE 5G

– 5G Coverage – 4G LTE Coverage

Map includes 600 MHz, 2.5 GHz and mmWave coverage; capable device required. May not reflect Sprint LTE roaming coverage in some areas, see Sprint.com for details.

NETWORK

▪
T-Mobile continues to expand the footprint and improve the quality of its network to better serve its customers, something that is even more critical today as we provide the vital communications services our customers need in a socially distanced world. While COVID-19-related impacts have increased usage, our network continues to meet and exceed our performance standards, and that performance will only be improved and amplified as we begin to integrate Sprint’s spectrum, building the world’s best 5G network.

COVID-19 impacts and the T-Mobile response

▪
We have seen some notable shifts in how customers are using our network. Comparing to pre-COVID-19, we have seen tethering and messaging activity up more than 50% and collaboration and conferencing activity up more than 100%.

▪
To meet this increased demand during COVID-19, T-Mobile has taken multiple steps to better serve our customers. First, T-Mobile has partnered with multiple spectrum holders to effectively double its 600 MHz capacity temporarily. Second, T-Mobile has temporarily lifted smartphone high-speed data caps and made additional hotspot data

T-Mobile 5G in Philadelphia

Map includes 600 MHz and 2.5 GHz coverage; capable device required

Average Nationwide Low-band and
Mid-band Spectrum Holdings by Carrier
(Q1 2020)(1)
(in MHz)
(1) Based on analysis of publicly available regulatory filings available to every customer with a smartphone hotspot. Third, we have significantly expanded network access for Sprint customers to help ensure that they can remain connected.

▪	Our dedicated team of engineers continues to work hard in this difficult time, observing safe and health-conscious protocols.
New T-Mobile network integration

▪
On April 1, 2020, we closed our Merger with Sprint. While the full integration of the Sprint and T-Mobile networks is expected to take approximately three years, we are already well underway with permitting, building, deploying and getting sites on air, leveraging the network assets of the combined companies.

▪
This integration work is essential to start today as it will provide the network capacity and reliability required to keep Americans connected in the future. The combined networks will provide the “layer cake” of spectrum and enable customers to have an unmatched 5G experience.

▪
T-Mobile deployed its first 5G sites using Sprint 2.5 GHz spectrum in Philadelphia where customers with compatible 5G devices have realized peak speeds in excess of 600 Mbps. We also recently deployed in New York City, with multiple other cities to follow this year.

Improving the Sprint customer experience

▪
T-Mobile has significantly expanded network access for Sprint customers by enabling more than 65,000 towers for low and mid-band roaming, and we have seen over 10 million unique Sprint customers utilizing the T-Mobile network weekly. We have also implemented technologies like Voice over LTE (“VoLTE”) to enhance the network service experience.

▪	More than 80% of Sprint’s postpaid customers have handsets that are compatible with the T-Mobile network today.
Spectrum Position

▪	At the end of Q1 2020, T-Mobile controlled an average of 111 MHz of spectrum nationwide, not including millimeter wave (“mmWave”) spectrum.

▪
Combining the spectrum holdings of T-Mobile and Sprint, New T-Mobile controls 319 MHz of spectrum nationwide, not including mmWave spectrum. The spectrum comprises an average of 55 MHz in the low-band and 264 MHz in the mid-band. This spectrum position of New T-Mobile is nearly double that of AT&T and nearly three times that of Verizon.

mmW
DENSE
URBAN
MID BAND METRO
LOW BAND NATIONWIDE

▪
On March 26, 2020, the FCC announced that T-Mobile was the winning bidder of 2,384 licenses in Auction 103 (37/39 GHz and 47 GHz spectrum). In total, T-Mobile will spend $873 million, net of an incentive payment of $59 million, on the licenses won.

▪	Combining all the mmWave spectrum holdings of T-Mobile and Sprint, New T-Mobile controls 1,160 MHz of spectrum nationwide, second most in the industry, ahead of AT&T.

▪	We will evaluate future spectrum purchases in upcoming auctions and in the secondary market to further augment our current spectrum position.
600 MHz Spectrum

▪
At the end of Q1 2020, T-Mobile controlled a nationwide average of 31 MHz of 600 MHz low-band spectrum. The spectrum covers 100% of the U.S. As of the end of Q1 2020, T-Mobile had cleared 285 million POPs and expects to clear the remaining 600 MHz spectrum POPs in 2020.

▪	T-Mobile continues its deployment of LTE and 5G on 600 MHz spectrum. At the end of Q1 2020, we were live with 4G LTE covering 269 million POPs.

▪	At the end of Q1 2020, we were live with 5G in 49 states and Puerto Rico covering 215 million POPs. 5G will be deployed in Alaska in May 2020, bringing 5G to all 50 states.

▪	Recent cities covered by 5G on 600 MHz spectrum include Detroit, St. Louis and Columbus with the Bay Area added this week and more cities coming online soon.

▪	Over 50 million New T-Mobile devices have access to the 600 MHz LTE network and 5G access is being made available to Sprint customers.

▪	In total, T-Mobile controlled approximately 41 MHz of low-band spectrum (600 MHz and 700 MHz). Combining 600 MHz and 700 MHz spectrum, we have deployed 4G LTE in low-band spectrum to 318 million POPs.
5G

▪	In June 2019, T-Mobile first lit up its 5G network using high-band mmWave spectrum. The 5G network on mmWave spectrum has been rolled out in parts of seven cities.

▪	In December 2019, T-Mobile launched America’s first nationwide 5G network, including prepaid 5G with Metro by T-Mobile, on 600 MHz spectrum.

▪	T-Mobile’s 5G network covers more than 65% of the US population in almost 6,000 cities and towns across more than 1 million square miles.

Download and Upload Speed Experience (Q1 2020)
(in Mbps, D/L at Base, U/L at Top)
Based on analysis of Opensignal Inc. data for the 90-day aggregation period ending April 6, 2020

▪	Today, there are seven different smartphones across different price points compatible with 5G, including the OnePlus 8 5G released on April 29th, with more expected this year.
Network Coverage Growth

▪	T-Mobile continues to expand its coverage breadth and covered 327 million people at the end of Q1 2020.

▪	At the end of Q1 2020, T-Mobile had equipment deployed on approximately 67,000 macro cell sites and 26,000 small cell/distributed antenna system sites.

▪	T-Mobile added 1,600 sites to its 5G footprint in Q1 2020 and has further accelerated that pace by adding 1,000 sites in April.
Network Capacity Growth

▪	VoLTE comprised 91% of total voice calls in Q1 2020, up from 90% in Q4 2019 and 88% in Q1 2019.

▪	LAA has been deployed to 31 cities.
Network Speed

▪	Based on data from Opensignal for Q1 2020, T-Mobile’s average LTE download speed was 26.6 Mbps, compared to AT&T at 30.9 Mbps, and Verizon at 26.8 Mbps.

▪	Based on data from Opensignal for Q1 2020, T-Mobile’s average LTE upload speed was 10.4 Mbps, compared to Verizon at 8.3 Mbps and AT&T at 6.1 Mbps.

Devices Sold or Leased
(in million units)
	Q1 2019	Q4 2019	Q1 2020
Total Company
Phones	7.4	8.3	6.4
Mobile broadband and IoT devices	0.6	0.8	0.8
Total Company	8.0	9.1	7.2
Branded Postpaid Upgrade Rate

DEVICES

▪	Total devices sold or leased were 7.2 million units in Q1 2020, compared to 9.1 million units in Q4 2019 and 8.0 million units in Q1 2019.

▪	Total phones (smartphones and non-smartphones) sold or leased were 6.4 million units in Q1 2020, compared to 8.3 million units in Q4 2019 and 7.4 million units in Q1 2019.

▪	The branded postpaid upgrade rate was approximately 4% in Q1 2020, down sequentially from 6% in Q4 2019 and down from 5% in Q1 2019.

▪
Sequentially and year-over-year, total phones sold or leased and the branded postpaid upgrade rate were impacted by reduced demand from social distancing rules and retail store closures arising from COVID-19. Sequentially, total phone sold or leased and the branded postpaid upgrade rate were also impacted by seasonality.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Change in Total EIP     — Total EIP Rec., net

Leased Devices Transferred to P&E,
Net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

DEVICE FINANCING
Equipment Installment Plans (“EIP”)

▪	T-Mobile provided $1.44 billion in gross EIP device financing to its customers in Q1 2020, down 35.6% from $2.24 billion in Q4 2019 and down 17.3% from $1.74 billion in Q1 2019.

▪	Sequentially, the decrease was primarily due to lower EIP unit sales driven by reduced demand from social distancing rules and retail store closures from the impact of COVID-19 and seasonality.

▪	Year-over-year, the decrease was primarily due to lower EIP unit sales driven by reduced demand from social distancing rules and retail store closures from the impact of COVID-19.

▪
Customers on T-Mobile plans had associated EIP billings of $1.79 billion in Q1 2020, up 1.6% from $1.76 billion in Q4 2019 and up 7.6% from $1.66 billion in Q1 2019. EIP billings include prepayments and adjustments.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $3.77 billion at the end of Q1 2020, compared to $4.18 billion at the end of Q4 2019 and $4.13 billion at the end of Q1 2019.

Leasing Plans

▪	Leased devices transferred to property and equipment from inventory, net, was $249 million in Q1 2020, compared to $316 million in Q4 2019 and $90 million in Q1 2019.

▪
Sequentially, the decrease was primarily due to a lower number of devices leased driven by seasonality and reduced demand from social distancing rules and retail store closures from the impact of COVID-19.

▪	Year-over-year, the increase was primarily due to a higher number of devices leased driven by expansion of our leasing program to include more devices across various price points.

▪	Depreciation expense associated with leased devices was $163 million in Q1 2020, compared to $126 million in Q4 2019 and $184 million in Q1 2019.

▪	Leased devices included in property and equipment, net was $819 million at the end of Q1 2020, compared to $732 million at the end of Q4 2019 and $442 million at the end of Q1 2019.

▪	Lease revenues were $165 million in Q1 2020, compared to $153 million in Q4 2019 and $161 million in Q1 2019.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs)

CUSTOMER QUALITY

▪	Total bad debt expense and losses from sales of receivables was $138 million in Q1 2020, compared to $128 million in Q4 2019 and $108 million in Q1 2019.

▪	As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.24% in Q1 2020, compared to 1.07% in Q4 2019 and 0.98% in Q1 2019.

▪
Sequentially, total bad debt expense and losses from sales of receivables increased by $10 million. As a percentage of Total revenues, bad debt expense and losses from sales of receivables increased by 17 basis points.

▪
Year-over-year, total bad debt expense and losses from sales of receivables increased by $30 million. As a percentage of Total revenues, bad debt expense and losses from sales of receivables increased by 26 basis points.

▪
Sequentially and year-over-year, total bad debt expense and losses from sales of receivables increased due to the recording of estimated losses associated with the adoption of the new credit loss standard including an incremental $30 million for the estimated macro-economic impacts of COVID-19. See T-Mobile’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, for additional details regarding the adoption of the new credit standard.

▪
Including the EIP receivables sold, total EIP receivables classified as Prime were 53% of total EIP receivables at the end of Q1 2020, compared to 53% at the end of Q4 2019 and 52% at the end of Q1 2019.

Branded Postpaid ARPA
($ per account)

Branded Postpaid Phone ARPU
($ per month)

OPERATING METRICS
Branded Postpaid ARPA

▪	Branded postpaid ARPA was $129.47 at the end of Q1 2020, down 0.7% compared to $130.39 at the end of Q4 2019 and essentially flat compared to $129.77 at the end of Q1 2019.

▪
Sequentially, the decrease was primarily due to an increase in our promotional activities, including the ongoing growth in our Netflix offering, which totaled $1.58 in Q1 2020 and decreased branded postpaid ARPA by $0.38 compared to Q4 2019, and a reduction in certain non-recurring charges including the impact of credits for restore fees, international calls and data usage in connection with our response to COVID-19, partially offset by an increase in average customers per account due to the growing success of wearables, specifically the Apple Watch, and other connected devices.

▪
Year-over-year, branded postpaid ARPA was primarily impacted by an increase in average customers per account due to the growing success of wearables, specifically the Apple Watch, and other connected devices, offset by an increase in our promotional activities, including the ongoing growth in our Netflix offering, which totaled $1.58 in Q1 2020 and decreased branded postpaid ARPA by $0.23 compared to Q1 2019, a reduction in regulatory program revenues from the continued adoption of tax inclusive plans and a reduction in certain non-recurring charges including the impact of credits for restore fees, international calls and data usage in connection with our response to COVID-19.

Branded Postpaid Phone ARPU

▪	Branded postpaid phone ARPU was $45.80 in Q1 2020, essentially flat compared to Q4 2019 and down 0.6% from $46.07 in Q1 2019.

▪
Sequentially, branded postpaid phone ARPU was primarily impacted by a decrease in the discount allocation to branded postpaid phone revenue within contracts that involve a mobile internet line, offset by an increase in our promotional activities, including the ongoing growth in our Netflix offering, which totaled $0.59 in Q1 2020 and decreased branded postpaid phone ARPU by $0.14 compared to Q4 2019, lower premium services revenue and a reduction in certain non-recurring charges including the impact of credits for restore fees, international

Branded Prepaid ARPU
($ per month)

calls and data usage in connection with our response to COVID-19.

▪
Year-over-year, the decrease was primarily due to an increase in our promotional activities, including the ongoing growth in our Netflix offering, which totaled $0.59 in Q1 2020 and decreased branded postpaid phone ARPU by $0.08 compared to Q1 2019, a reduction in regulatory program revenues from the continued adoption of tax inclusive plans and a reduction in certain non-recurring charges including the impact of credits for restore fees, international calls and data usage in connection with our response to COVID-19, partially offset by a decrease in the discount allocation to branded postpaid phone revenue within contracts that involve a mobile internet line and the growing success of new customer segments and rate plans.

Branded Prepaid ARPU

▪	Branded prepaid ARPU was $38.11 in Q1 2020, down 1.1% from $38.54 in Q4 2019 and up 1.2% from $37.65 in Q1 2019.

▪	Sequentially, the decrease was primarily due to dilution from promotional activity and certain one-time tax benefits in Q4 2019, partially offset by an increase in certain non-recurring charges.

▪
Year-over-year, the increase was primarily due to the removal of certain branded prepaid customers associated with products now offered and distributed by a current MVNO partner as those customers had lower ARPU. This increase was partially offset by dilution from promotional activity, a reduction in certain non-recurring charges and the growth in our Amazon Prime offering which impacted branded prepaid ARPU by $0.40 in Q1 2020 and decreased branded prepaid ARPU by $0.08 compared to Q1 2019.

Service Revenues
($ in millions)
Branded Postpaid Service Revenues
($ in millions)

Equipment Revenues
($ in millions)

REVENUES
Service Revenues

▪	T-Mobile again led the industry in year-over-year Service revenue percentage growth in Q1 2020. This marks the 24th consecutive quarter that T-Mobile led the industry in this measure.

▪	Service revenues were $8.71 billion in Q1 2020, flat compared to $8.71 billion in Q4 2019 and up 5.3% from $8.28 billion in Q1 2019.

▪
Sequentially, Service revenues were essentially flat, primarily due to an increase in Branded postpaid service revenues, driven by an increase in average branded postpaid phone and other subscribers, offset by lower Prepaid, Roaming and Wholesale revenues.

▪
Year-over-year, the increase was primarily due to a 7.2% increase in Branded postpaid service revenues, driven by an 8.2% increase in average branded postpaid phone customers, primarily from growth in our customer base driven by the continued growth in existing and Greenfield markets, including the growing success of new customer segments and rate plans such as Unlimited 55+, Military, Business and Essentials, partially offset by a 1% decrease in branded postpaid phone ARPU.

Equipment Revenues

▪
Equipment revenues were $2.12 billion in Q1 2020, down 26.4% from $2.88 billion in Q4 2019 and down 15.9% from $2.52 billion in Q1 2019. Equipment revenues in Q1 2020 were comprised of lease revenues of $165 million and non-lease revenues of $1.95 billion.

▪
Sequentially, the decrease was primarily due to a 21% decrease in the number of devices sold, excluding purchased leased devices, primarily due to reduced demand from social distancing rules and retail store closures arising from COVID-19, as well as seasonality, and lower average revenue per device sold, primarily due to a decrease in the high-end device mix.

Total Revenues
($ in millions)

▪
Year-over-year, the decrease was primarily due to a 15% decrease in the number of devices sold, excluding purchased leased devices, primarily due to reduced demand and retail store closures arising from COVID-19 and lower average revenue per device sold, primarily due to a decrease in the high-end device mix and higher promotions.

Total Revenues

▪	Total revenues were a Q1 record-high $11.11 billion in Q1 2020, down 6.4% from $11.88 billion in Q4 2019 and a slight increase compared to $11.08 billion in Q1 2019.

▪	Sequentially, the decrease was primarily due to a decrease in Equipment revenues.

▪	Year-over-year, total revenues were impacted by growth in Service revenues, offset by a decrease in Equipment revenues.

Cost of Services, exclusive of D&A
($ in millions, % of Service Revs)

Cost of Equipment Sales,
exclusive of D&A
($ in millions, % of Equipment Revs)

OPERATING EXPENSES
Cost of Services

▪	Cost of services, exclusive of depreciation and amortization, was $1.64 billion in Q1 2020, down 3.2% from $1.69 billion in Q4 2019 and up 6.0% from $1.55 billion in Q1 2019.

▪
Sequentially, the decrease was primarily due to a reduction in certain non-recurring costs for network expansion, partially offset by expenses associated with new and modified leases due to network expansion and the launch of our 5G network and higher employee-related costs to support our network expansion.

▪	As a percentage of Service revenues, Cost of Services, exclusive of D&A, decreased by 70 basis points sequentially.

▪
Year-over-year, the increase was primarily due to expenses associated with new and modified leases due to network expansion and the launch of our 5G network and higher employee-related costs to support our network expansion.

▪	As a percentage of Service revenues, Cost of services, exclusive of D&A, increased by 10 basis points year-over-year.
Cost of Equipment Sales

▪	Cost of equipment sales, exclusive of D&A, was $2.53 billion in Q1 2020, down 28.1% from $3.52 billion in Q4 2019 and down 16.1% from $3.02 billion in Q1 2019.

▪
Sequentially, the decrease was primarily due to a 21% decrease in the number of devices sold, excluding purchased leased devices, primarily due to reduced demand from social distancing rules and retail store closures from the impact of COVID-19, as well as seasonality, and lower average cost per device sold primarily due to a decrease in the high-end device mix.

▪
Year-over-year, the decrease was primarily due to a 15% decrease in the number of devices sold, excluding purchased leased devices, due to reduced demand from social distancing rules and retail store closures arising from COVID-19 and lower average cost per device sold primarily due to a decrease in the high-end device mix.

SG&A Expense
($ in millions, % of Service Revs)
SG&A Expense (Excluding Merger-related costs and COVID-19-related costs)
($ in millions, % of Service Revs)

Selling, General and Admin. “SG&A” Expense

▪	SG&A expense was $3.69 billion in Q1 2020, up 0.9% from $3.66 billion in Q4 2019 and up 7.1% from $3.44 billion in Q1 2019.

▪
Sequentially, the slight increase was primarily due to higher employee-related costs, higher legal-related expenses including from recording an estimated accrual associated with the FCC Notice of Apparent Liability, higher bad debt expense primarily due to the recording of estimated losses associated with the adoption of the new credit loss standard including an incremental $30 million for the estimated macro-economic impacts of COVID-19 and higher commission expense resulting from an increase of $16 million in amortization expense related to commission costs that were capitalized beginning upon the adoption of ASC 606 on January 1, 2018, partially offset by lower advertising expenses due to a seasonal increase in Q4 2019. SG&A expense included $117 million of supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs in Q1 2020.

▪	As a percentage of Service revenues, SG&A expense increased 30 basis points sequentially.

▪
Merger-related costs were $143 million in Q1 2020, compared to $126 million in Q4 2019. Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs were $117 million in Q1 2020. There were no COVID-19-related costs in Q4 2019. As a percentage of Service revenues, excluding Merger-related costs and COVID-19-related costs, SG&A expense decreased 120 basis points sequentially.

▪
Year-over-year, the increase was primarily due to higher employee-related costs, higher commission expense resulting from an increase of $89 million in amortization expense related to commission costs that were capitalized beginning upon the adoption of ASC 606 on January 1, 2018, higher legal-related expenses including from recording an estimated accrual associated with the FCC Notice of Apparent Liability, higher bad debt expense primarily due to the recording of estimated losses associated with the adoption of the new credit loss standard including an incremental $30 million for the estimated macro-economic impacts of COVID-19 and an increase in Merger-related costs, partially offset by lower advertising costs. SG&A expense included $117 million of supplemental employee

D&A Expense
($ in millions, % of Total Revs)

payroll, third-party commissions and cleaning-related COVID-19 costs in Q1 2020.

▪	As a percentage of Service revenues, SG&A expense increased 70 basis points year-over-year.

▪
Merger-related costs were $143 million in Q1 2020, compared to $113 million in Q1 2019. Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs were $117 million in Q1 2020. There were no COVID-19-related costs in Q1 2019. As a percentage of Service revenues, excluding Merger-related costs and COVID-19-related costs, SG&A expense decreased 90 basis points year-over-year.

Depreciation and Amortization (“D&A”)

▪	D&A was $1.72 billion in Q1 2020, down 3.3% from $1.78 billion in Q4 2019 and up 7.4% from $1.60 billion in Q1 2019.

▪	D&A related to leased devices was $163 million in Q1 2020, compared to $126 million in Q4 2019 and $184 million in Q1 2019.

▪	Non-lease-related D&A was $1.56 billion in Q1 2020, compared to $1.65 billion in Q4 2019 and $1.42 billion in Q1 2019.

▪
Sequentially, the decrease was primarily due to higher costs in Q4 2019 related to the acceleration of depreciation for certain assets due to our accelerated 600 MHz build-out and 5G nationwide launch, partially offset by higher depreciation on leased devices.

▪	Year-over-year, the increase was primarily from network expansion, including the continued deployment of low band spectrum, including 600 MHz, and the nationwide launch of our 5G network.

Net Income
($ in millions)

Diluted Earnings Per Share

NET INCOME AND
DILUTED EARNINGS PER SHARE

▪	Net income was $951 million in Q1 2020, up 26.6% from $751 million in Q4 2019 and up 4.7% from $908 million in Q1 2019. EPS was $1.10 in Q1 2020, up from $0.87 in Q4 2019 and up from $1.06 in Q1 2019.

▪	Sequentially, the increases in Net income and EPS were primarily due to higher Operating income, partially offset by higher Income tax expense. Net income and EPS were impacted by the following:

◦	Merger-related costs, net of tax, for Q1 2020 of $117 million and $0.14, respectively, compared to $105 million and $0.12 in Q4 2019, respectively.

◦	Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, net of tax, for Q1 2020 of $86 million and $0.10, respectively.

◦
The sequential impact from commission costs capitalized and amortized, beginning upon the adoption of ASC 606 on January 1, 2018, net of tax, reduced Net income and EPS by $12 million and $0.01, respectively.

▪	Year-over-year, the increases in Net income and EPS were primarily due to higher Operating income, partially offset by higher Income tax expense. Net income and EPS were impacted by the following:

◦	Merger-related costs, net of tax, for Q1 2020 of $117 million and $0.14, respectively, compared to $93 million and $0.11 in Q1 2019, respectively.

◦	Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, net of tax, for Q1 2020 of $86 million and $0.10, respectively.

◦
The year-over-year impact from commission costs capitalized and amortized, beginning upon the adoption of ASC 606 on January 1, 2018, net of tax, reduced Net income and EPS by $66 million and $0.08, respectively.

▪	Net income margin was 10.9% in Q1 2020, compared to 8.6% in Q4 2019 and 11.0% in Q1 2019. Net income margin is calculated as Net income divided by Service revenues.

Adjusted EBITDA
($ in millions, % of Service Revs)

ADJUSTED EBITDA

▪	Adjusted EBITDA was $3.67 billion in Q1 2020, up 13.0% from $3.24 billion in Q4 2019 and up 11.6% from $3.28 billion in Q1 2019.

▪
Sequentially, the increase in Adjusted EBITDA was primarily due to lower net losses on equipment sales, lower SG&A expenses, excluding Merger-related costs and supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, and lower Cost of services expenses.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to higher Service revenues and lower net losses on equipment sales, partially offset by higher Cost of services expenses and higher SG&A expenses, excluding Merger-related costs and supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs.

▪
The impact from commission costs capitalized and amortized, beginning upon the adoption of ASC 606 on January 1, 2018, reduced Adjusted EBITDA by $16 million sequentially and $89 million year-over-year.

▪	Adjusted EBITDA excludes Merger-related costs of $143 million in Q1 2020 compared to $126 million in Q4 2019 and $113 million in Q1 2019.

▪	Adjusted EBITDA margin was 42.1% in Q1 2020, compared to 37.2% in Q4 2019 and 39.7% in Q1 2019. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Service revenues.

Cash Purchases of Property and Equipment
($ in millions, % of Service Revenues)
Cash Purchases of Property and Equipment (Excluding Capitalized Interest)
($ in millions, % of Service Revenues)

CAPITAL EXPENDITURES

▪	Cash purchases of property and equipment were $1.75 billion in Q1 2020, compared to $1.16 billion in Q4 2019 and $1.93 billion in Q1 2019.

▪
Sequentially, the increase was primarily due to fluctuations in the timing of expenditures for improvements to network capacity, including the continued build-out of our 5G network, which are typically front-loaded during the year.

▪	Year-over-year, the decrease was primarily due to higher expenditures in Q1 2019 related to laying the initial groundwork for 5G.

▪	Cash purchases of property and equipment, excluding capitalized interest, were $1.64 billion in Q1 2020, compared to $1.05 billion in Q4 2019 and $1.81 billion in Q1 2019.

▪	Capitalized interest included in cash purchases of property and equipment was $112 million in Q1 2020, compared to $112 million in Q4 2019 and $118 million in Q1 2019.

Net Cash Provided by Operating Activities
($ in millions)

CASH FLOW
Operating Activities

▪	Net cash provided by operating activities was $1.62 billion in Q1 2020, compared to $1.54 billion in Q4 2019 and $1.39 billion in Q1 2019.

▪	Sequentially, the increase was due to higher Net income, adjusted for non-cash income and expense, partially offset by higher net cash outflows from changes in working capital.

◦
The change in working capital was primarily due to changes in Accounts payable and accrued liabilities, Short and long-term operating lease liabilities and Other current and long-term assets, partially offset by lower use from Equipment installment plan receivables and Accounts receivable.

▪	Year-over-year, the increase was due to higher Net income, adjusted for non-cash income and expense.

◦
The net change in working capital was relatively neutral, primarily due to changes in Accounts payable and accrued liabilities, Inventories, and Short and long-term operating lease liabilities, offset by lower use from Accounts receivable and Equipment installment plan receivables.

◦
Year-over-year, Net cash provided by operating activities benefited from improvements in the contractual terms of factoring agreements which led to an accounting geography change, offset by a reduction in proceeds related to our deferred purchase price from securitization transactions within Net cash used in investing activities.

Net Cash Used in Investing Activities
($ in millions)

Net Cash Used in Financing Activities
($ in millions)

Investing Activities

▪	Net cash used in investing activities was an outflow of $1.58 billion in Q1 2020, compared to an outflow of $887 million in Q4 2019 and an outflow of $966 million in Q1 2019.

▪
Sequentially, the increase in cash outflows was primarily due to higher purchases of property and equipment, including capitalized interest and lower proceeds related to our deferred purchase price from securitization transactions, partially offset by lower net cash transfers related to derivatives under collateral exchange agreements.

▪
Year-over-year, the increase in cash outflows was primarily due to net cash transfers related to derivatives under collateral exchange agreements in Q1 2020 and lower proceeds related to our deferred purchase price from securitization transactions, driven by improvements in the contractual terms of factoring agreements which led to an accounting geography change, partially offset by lower purchases of property and equipment, including capitalized interest, and lower purchases of spectrum licenses and other intangible assets, including deposits.

Financing Activities

▪	Net cash used in financing activities was $453 million in Q1 2020, compared to $775 million in Q4 2019 and $190 million in Q1 2019.

▪
Sequentially, the decrease in cash outflows was primarily due to lower repayments of short-term debt for purchases of inventory, property and equipment, partially offset by higher tax withholdings on share-based awards.

▪	Year-over-year, the increase in cash outflows was primarily due to higher repayments of financing lease obligations and higher tax withholdings on share-based awards.

Free Cash Flow
($ in millions)
Free Cash Flow (excluding payments for Merger-related costs)
($ in millions)

FREE CASH FLOW

▪	Free Cash Flow was $732 million in Q1 2020, compared to $1.40 billion in Q4 2019 and $618 million in Q1 2019.

▪
Sequentially, the decrease was primarily due to higher cash purchases of property and equipment, including capitalized interest, and lower proceeds related to our deferred purchase price from securitization transactions, partially offset by higher Net cash provided by operating activities.

▪
Year-over-year, the increase was due to higher Net cash provided by operating activities, as described above and lower cash purchases of property and equipment, including capitalized interest, partially offset by lower proceeds related to our deferred purchase price from securitization transactions.

▪
The impact of payments for Merger-related costs on Free Cash Flow was $161 million in Q1 2020 compared to $133 million in Q4 2019 and $34 million in Q1 2019. Free Cash Flow, excluding payments for Merger-related costs, was $893 million in Q1 2020.

▪	Free Cash Flow in Q1 2020 includes $46 million in cash received in settlement of interest rate swaps. There were no cash settlements of interest rate swaps in 2019.

▪
Free Cash Flow in Q1 2020 includes $12 million in payments for supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs. There were no payments related to COVID-19 in Q1 2019.

Total Debt and Net Debt (Excluding Tower Obligations)
Net Debt to LTM Net Income
Net Debt to LTM Adjusted EBITDA
($ in billions)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—     Net Debt (excl. Tower Obligations) to LTM Net income
—     Net Debt (excl. Tower Obligations) to LTM Adj. EBITDA

CAPITAL STRUCTURE

▪	Total debt, excluding tower obligations, at the end of Q1 2020 was $27.14 billion and was comprised of the following:

▪	$2.00 billion of Short-term debt to affiliates,

▪	$10.96 billion of Long-term debt,

▪	$11.99 billion of Long-term debt to affiliates,

▪	$918 million of Short-term financing lease liabilities, and

▪	$1.28 billion of Financing lease liabilities.

▪	Net debt, excluding tower obligations, at the end of Q1 2020 was $26.03 billion.

▪
The ratio of net debt, excluding tower obligations, to Net income for the trailing last twelve months (“LTM”) period was 7.4x at the end of Q1 2020, compared to 7.4x at the end of Q4 2019 and 8.5x at the end of Q1 2019.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing LTM period was 1.9x at the end of Q1 2020, compared to 1.9x at the end of Q4 2019 and 2.1x at the end of Q1 2019.

▪	Subsequent to March 31, 2020, on April 1, 2020, we closed our Merger with Sprint. In connection with the closing of the Merger, we completed the following debt transactions:

▪	Drew on our $19 billion New Secured Bridge Loan Facility and our $4 billion New Secured Term Loan Facility;

▪	Repaid our $4 billion Incremental Term Loan Facility with DT;

▪	Repurchased from DT our $2 billion 5.300% Senior Notes due 2021 and $2 billion 6.000% Senior Notes due 2024;

▪	Redeemed certain debt of Sprint and its subsidiaries with an aggregate outstanding balance of $9.17 billion;

▪	Entered into a $4 billion New Revolving Credit Facility; and

▪	Assumed Sprint debt with an aggregate principal balance of $26.51 billion.

▪	Subsequent to March 31, 2020, on April 9, 2020, we issued Senior Secured Notes in an aggregate amount of $19 billion. The proceeds were used to repay the $19 billion New Secured Bridge Loan Facility.

▪	See T-Mobile’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, for additional details.

Q2 2020 Guidance Outlook

	Q2 2020
Branded Postpaid Net Adds	—	150,000
Adjusted EBITDA ($ in billions)	$6.2	$6.5
Cash purchases of prop and equip excl Cap int ($ in billions)	$2.2	$2.4
Net cash provided by operating activities ($ in billions)	$0.7	$1.0
Free Cash Flow ($ in billions)	$1.3	$1.5

GUIDANCE

▪
Due to uncertainty around the ongoing impact of COVID-19, purchase price accounting and accounting policy alignment work and conforming legacy Sprint key performance indicators to T-Mobile policies, our guidance for the New T-Mobile is for Q2 2020 only. We expect to provide guidance for the remainder of 2020 on our second quarter earnings call.

▪
Branded postpaid net customer additions: Branded postpaid net customer additions for Q2 2020 are expected to be 0 to 150,000. This reflects the ongoing impact of COVID-19 including retail store closures and lower gross adds, partially offset by lower churn.

▪
Net Income: We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

▪	Adjusted EBITDA: For Q2 2020, Adjusted EBITDA is expected to be in the range of $6.2 to $6.5 billion. This target includes expected leasing revenues of $1.3 billion to $1.4 billion.

▪	Capital expenditures: Cash purchases of property and equipment for Q2 2020, including capitalized interest of approximately $100 million, are expected to be in the range of $2.3 to $2.5 billion.

▪
Merger-related costs: In Q2 2020, Merger-related costs are expected to be $500 to $600 million before taxes. These costs are excluded from Adjusted EBITDA but will impact Net income and cash flows. These amounts are before any incremental opportunities to accelerate synergy realization through a potential pull forward of additional spending into Q2, such as severance related restructuring, store rationalization and network build expenses.

▪	COVID-19 costs: In Q2 2020, COVID-19-related costs are expected to be $450 to $550 million before taxes. These costs are excluded from Adjusted EBITDA but will impact Net income and cash flows.

▪
Net cash provided by operating activities: Net cash provided by operating activities, including payments for Merger-related costs, COVID-19-related costs and $2.3 billion in gross payments for the settlement of interest rate swaps is expected to be in the range of $700 million to $1.0 billion in Q2 2020.

▪
Free Cash Flow: Free Cash Flow, including payments for Merger-related costs and COVID-19-related costs, but excluding $2.3 billion in gross payments for the settlement of interest rate swaps, is expected to be in the range of $1.3 to $1.5 billion in Q2 2020. Free cash flow guidance does not assume any material net cash inflows from securitization in 2020.

▪
We will continue to monitor developments regarding the COVID-19 pandemic and evaluate the appropriate steps we need to take as a business to align with guidelines from state, local and federal government agencies to do what is best for our employees and customers. We expect our business, liquidity, financial condition, and operating results to continue to be adversely impacted by the COVID-19 pandemic for the remainder of 2020 and potentially thereafter. The extent to which the COVID-19 pandemic impacts our business, operations and financial results will depend on numerous future developments that we are not be able to predict at this time, including the duration and scope of the pandemic, the success of governmental, business and individual actions that have been and continue to be taken in response to the pandemic, and the impact on economic activity from the pandemic and actions taken in response. The full impact of COVID-19 on our business is difficult to predict and is subject to uncertainty, potential impacts include:

▪	Lower net customer additions, equipment revenues and cost of equipment sales, and higher bad debt expense;

▪	Continued costs to protect and support our employees and customers, which will increase from the costs incurred during the first quarter of 2020; and

▪	Potential disruptions in our supply chains.

▪
In addition, we are in the process of re-evaluating our spending across various operating expenses. We are taking actions to adjust our spending given the significant uncertainty around the magnitude and duration of any recessionary impacts arising from the COVID-19 pandemic.

▪	The uncertainties related to COVID-19 may also adversely impact the Q2 guidance we provided.

UPCOMING EVENTS (All dates and attendance tentative)

▪	7th Annual MoffettNathanson Media and Communications Summit, May 11-12, 2020, Virtual meetings

▪	J.P. Morgan Global Technology, Media and Communications Conference, May 12-14, 2020, Virtual meetings

▪	Wells Fargo 5G Conference, June 18, 2020, Virtual meetings

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Jud Henry, jud.henry@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Chezzarae Jensvold, chezzarae.jensvold@t-mobile.com
Justin Taiber, justin.taiber@t-mobile.com
Rose Kopecky, rose.c.kopecky@t-mobile.com
Zach Witterstaetter zach.witterstaetter@t-mobile.com
Samia Bhatti, samia.bhatti@t-mobile.com
Esther Tehrani, esther.tehrani@t-mobile.com
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,112	$1,528
Accounts receivable, net of allowance for credit losses of $69 and $61	1,836	1,888
Equipment installment plan receivables, net of allowance for credit losses and imputed discount of $386 and $333	2,406	2,600
Accounts receivable from affiliates	26	20
Inventory	1,225	964
Other current assets	2,882	2,305
Total current assets	9,487	9,305
Property and equipment, net	22,149	21,984
Operating lease right-of-use assets	10,956	10,933
Financing lease right-of-use assets	2,749	2,715
Goodwill	1,930	1,930
Spectrum licenses	36,471	36,465
Other intangible assets, net	91	115
Equipment installment plan receivables due after one year, net of allowance for credit losses and imputed discount of $83 and $66	1,367	1,583
Other assets	2,026	1,891
Total assets	$87,226	$86,921
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$6,003	$6,746
Payables to affiliates	228	187
Short-term debt	—	25
Short-term debt to affiliates	2,000	—
Deferred revenue	619	631
Short-term operating lease liabilities	2,187	2,287
Short-term financing lease liabilities	918	957
Other current liabilities	2,801	1,673
Total current liabilities	14,756	12,506
Long-term debt	10,959	10,958
Long-term debt to affiliates	11,987	13,986
Tower obligations	2,230	2,236
Deferred tax liabilities	5,618	5,607
Operating lease liabilities	10,464	10,539
Financing lease liabilities	1,276	1,346
Other long-term liabilities	959	954
Total long-term liabilities	43,493	45,626
Commitments and contingencies
Stockholders' equity
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 862,636,935 and 858,418,615 shares issued, 861,128,106 and 856,905,400 shares outstanding	—	—
Additional paid-in capital	38,597	38,498
Treasury stock, at cost, 1,508,829 and 1,513,215 shares issued	(11)	(8)
Accumulated other comprehensive loss	(1,660)	(868)
Accumulated deficit	(7,949)	(8,833)
Total stockholders' equity	28,977	28,789
Total liabilities and stockholders' equity	$87,226	$86,921

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended
(in millions, except share and per share amounts)	March 31, 2020	December 31, 2019	March 31, 2019
Revenues
Branded postpaid revenues	$5,887	$5,821	$5,493
Branded prepaid revenues	2,373	2,393	2,386
Wholesale revenues	325	341	304
Roaming and other service revenues	128	153	94
Total service revenues	8,713	8,708	8,277
Equipment revenues	2,117	2,875	2,516
Other revenues	283	295	287
Total revenues	11,113	11,878	11,080
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,639	1,694	1,546
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	2,529	3,518	3,016
Selling, general and administrative	3,688	3,656	3,442
Depreciation and amortization	1,718	1,776	1,600
Total operating expenses	9,574	10,644	9,604
Operating income	1,539	1,234	1,476
Other income (expense)
Interest expense	(185)	(182)	(179)
Interest expense to affiliates	(99)	(98)	(109)
Interest income	12	7	8
Other income (expense), net	(10)	4	7
Total other expense, net	(282)	(269)	(273)
Income before income taxes	1,257	965	1,203
Income tax expense	(306)	(214)	(295)
Net income	$951	$751	$908

Net income	$951	$751	$908
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on cash flow hedges, net of tax effect of ($276), $69 and ($66)	(792)	202	(189)
Other comprehensive income (loss)	(792)	202	(189)
Total comprehensive income	$159	$953	$719
Earnings per share
Basic	$1.11	$0.88	$1.07
Diluted	$1.10	$0.87	$1.06
Weighted average shares outstanding
Basic	858,148,284	856,294,467	851,223,498
Diluted	865,998,532	864,158,739	858,643,481

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
(in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Operating activities
Net income	$951	$751	$908
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,718	1,776	1,600
Stock-based compensation expense	138	129	110
Deferred income tax expense	310	242	288
Bad debt expense	113	89	73
Losses from sales of receivables	25	39	35
Changes in operating assets and liabilities
Accounts receivable	(748)	(1,016)	(1,143)
Equipment installment plan receivables	69	(537)	(250)
Inventories	(511)	(478)	(265)
Operating lease right-of-use assets	527	501	435
Other current and long-term assets	6	144	(87)
Accounts payable and accrued liabilities	(405)	356	13
Short and long-term operating lease liabilities	(725)	(539)	(522)
Other current and long-term liabilities	79	8	121
Other, net	70	72	76
Net cash provided by operating activities	1,617	1,537	1,392
Investing activities
Purchases of property and equipment, including capitalized interest of ($112), ($112) and ($118)	(1,753)	(1,157)	(1,931)
Purchases of spectrum licenses and other intangible assets, including deposits	(99)	(104)	(185)
Proceeds from sales of tower sites	—	38	—
Proceeds related to beneficial interests in securitization transactions	868	980	1,157
Net cash related to derivative contracts under collateral exchange arrangements	(580)	(632)	—
Other, net	(16)	(12)	(7)
Net cash used in investing activities	(1,580)	(887)	(966)
Financing activities
Proceeds from borrowing on revolving credit facility	—	—	885
Repayments of revolving credit facility	—	—	(885)
Repayments of financing lease obligations	(282)	(248)	(86)
Repayments of short-term debt for purchases of inventory, property and equipment, net	(25)	(475)	—
Tax withholdings on share-based awards	(141)	(48)	(100)
Other, net	(5)	(4)	(4)
Net cash used in financing activities	(453)	(775)	(190)
Change in cash and cash equivalents	(416)	(125)	236
Cash and cash equivalents
Beginning of period	1,528	1,653	1,203
End of period	$1,112	$1,528	$1,439
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$341	$216	$340
Operating lease payments	875	689	688
Income tax payments	24	11	32
Non-cash investing and financing activities
Non-cash beneficial interest obtained in exchange for securitized receivables	$1,613	$1,647	$1,512
Decrease in accounts payable for purchases of property and equipment	(301)	(29)	(333)
Leased devices transferred from inventory to property and equipment	309	394	147
Returned leased devices transferred from property and equipment to inventory	(59)	(78)	(57)
Short-term debt assumed for financing of property and equipment	—	25	250
Operating lease right-of-use assets obtained in exchange for lease obligations	555	538	694
Financing lease right-of-use assets obtained in exchange for lease obligations	178	98	180
d

T-Mobile US, Inc.
Supplementary Operating and Financial Data
(Unaudited)

	Quarter
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Customers, end of period
Branded postpaid phone customers	37,880	38,590	39,344	40,345	40,797
Branded postpaid other customers	5,658	6,056	6,376	6,689	7,014
Total branded postpaid customers	43,538	44,646	45,720	47,034	47,811
Branded prepaid customers (1)	21,206	21,337	20,783	20,860	20,732
Total branded customers	64,744	65,983	66,503	67,894	68,543
Adjustment to branded prepaid customers (1)	—	—	(616)	—	—

(1)
On July 18, 2019, we entered into an agreement whereby certain T-Mobile branded prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment in Q3 2019 to reduce branded prepaid customers by 616,000.

	Quarter
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Net customer additions (losses)
Branded postpaid phone customers	656	710	754	1,001	452
Branded postpaid other customers	363	398	320	313	325
Total branded postpaid customers	1,019	1,108	1,074	1,314	777
Branded prepaid customers (1)	69	131	62	77	(128)
Total branded customers	1,088	1,239	1,136	1,391	649

(1)
On July 18, 2019, we entered into an agreement whereby certain T-Mobile branded prepaid products will now be offered and distributed by a current MVNO partner. As a result, we included a base adjustment in Q3 2019 to reduce branded prepaid customers by 616,000.

	Quarter
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Branded postpaid phone churn	0.88%	0.78%	0.89%	1.01%	0.86%
Branded prepaid churn	3.85%	3.49%	3.98%	3.97%	3.52%

	Quarter
(in thousands)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Accounts, end of period
Total branded postpaid customer accounts	14,234	14,480	14,734	15,047	15,244

T-Mobile US, Inc.
Supplementary Operating and Financial Data (continued)
(Unaudited)

	Quarter
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Financial Measures
Service revenues (in millions)	$8,277	$8,426	$8,583	$8,708	$8,713
Total revenues (in millions)	$11,080	$10,979	$11,061	$11,878	$11,113
Net income (in millions)	$908	$939	$870	$751	$951
Net income margin	11.0%	11.1%	10.1%	8.6%	10.9%
Adjusted EBITDA (in millions)	$3,284	$3,461	$3,396	$3,242	$3,665
Adjusted EBITDA margin	39.7%	41.1%	39.6%	37.2%	42.1%
Selling, general and administrative (in millions)	$3,442	$3,543	$3,498	$3,656	$3,688
Merger-related costs (in millions)	$113	$222	$159	$126	$143
COVID-19-related costs (in millions)	$—	$—	$—	$—	$117
Selling, general and administrative excluding Merger-related costs and COVID-19-related costs (in millions)	$3,329	$3,321	$3,339	$3,530	$3,428
Cash purchases of property and equipment including capitalized interest (in millions)	$1,931	$1,789	$1,514	$1,157	$1,753
Capitalized Interest (in millions)	$118	$125	$118	$112	$112
Cash purchases of property and equipment excluding capitalized interest (in millions)	$1,813	$1,664	$1,396	$1,045	$1,641
Net cash provided by operating activities (in millions)	$1,392	$2,147	$1,748	$1,537	$1,617
Net cash (used in) provided by investing activities (in millions)	$(966)	$(1,615)	$(657)	$(887)	$(1,580)
Net cash provided by (used in) financing activities (in millions)	$(190)	$(866)	$(543)	$(775)	$(453)
Free Cash Flow (in millions)	$618	$1,169	$1,134	$1,398	$732
Net cash proceeds from securitization (in millions)	$(18)	$95	$(3)	$(9)	$(5)
Operating Metrics
Branded postpaid phone ARPU	$46.07	$46.10	$46.22	$45.79	$45.80
Branded prepaid ARPU	$37.65	$37.46	$38.16	$38.54	$38.11
Branded postpaid ARPA	$129.77	$130.36	$131.15	$130.39	$129.47
Branded postpaid accounts, end of period (in thousands)	14,234	14,480	14,734	15,047	15,244
Device Sales and Leased Devices
Phones (in millions)	7.4	6.5	7.4	8.3	6.4
Branded postpaid upgrade rate	5%	5%	5%	6%	4%
Device Financing
Gross EIP financed (in millions)	$1,742	$1,625	$1,535	$2,235	$1,440
EIP billings (in millions)	$1,663	$1,645	$1,688	$1,762	$1,790
EIP receivables, net (in millions)	$4,128	$4,050	$3,894	$4,183	$3,773
Lease revenues (in millions)	$161	$143	$142	$153	$165
Leased devices transferred from inventory to property and equipment (in millions)	$147	$167	$298	$394	$309
Returned leased devices transferred from property and equipment to inventory (in millions)	$(57)	$(67)	$(65)	$(78)	$(59)
Customer Quality
EIP receivables classified as prime	46%	50%	51%	53%	52%
EIP receivables classified as prime (including EIP receivables sold)	52%	52%	52%	53%	53%
Total bad debt expense and losses from sales of receivables (in millions)	$108	$99	$102	$128	$138

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Net income	$908	$939	$870	$751	$951
Adjustments:
Interest expense	179	182	184	182	185
Interest expense to affiliates	109	101	100	98	99
Interest income	(8)	(4)	(5)	(7)	(12)
Other (income) expense, net	(7)	22	(3)	(4)	10
Income tax expense	295	301	325	214	306
Operating income	1,476	1,541	1,471	1,234	1,539
Depreciation and amortization	1,600	1,585	1,655	1,776	1,718
Stock-based compensation (1)	93	111	108	111	123
Merger-related costs	113	222	159	126	143
COVID-19-related costs	—	—	—	—	117
Other, net (2)	2	2	3	(5)	25
Adjusted EBITDA	$3,284	$3,461	$3,396	$3,242	$3,665

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Merger-related costs.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratios)	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020
Short-term debt	$250	$300	$475	$25	$—
Short-term debt to affiliates	598	—	—	—	2,000
Short-term financing lease liabilities	911	963	1,013	957	918
Long-term debt	10,952	10,954	10,956	10,958	10,959
Long-term debt to affiliates	13,985	13,985	13,986	13,986	11,987
Financing lease liabilities	1,224	1,314	1,440	1,346	1,276
Less: Cash and cash equivalents	(1,439)	(1,105)	(1,653)	(1,528)	(1,112)
Net debt (excluding tower obligations)	$26,481	$26,411	$26,217	$25,744	$26,028
Divided by: Last twelve months Net income	$3,125	$3,282	$3,357	$3,468	$3,511
Net debt (excluding tower obligations) to last twelve months Net income Ratio	8.5	8.0	7.8	7.4	7.4
Divided by: Last twelve months Adjusted EBITDA	$12,726	$12,954	$13,111	$13,383	$13,764
Net debt (excluding tower obligations) to last twelve months Adjusted EBITDA Ratio	2.1	2.0	2.0	1.9	1.9
Free Cash Flow is calculated as follows:

	Quarter
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Net cash provided by operating activities	$1,392	$2,147	$1,748	$1,537	$1,617
Cash purchases of property and equipment	(1,931)	(1,789)	(1,514)	(1,157)	(1,753)
Proceeds related to beneficial interests in securitization transactions	1,157	839	900	980	868
Proceeds from sales of tower sites	—	—	—	38	—
Cash payments for debt prepayment or debt extinguishment costs	—	(28)	—	—	—
Free Cash Flow	618	1,169	1,134	1,398	732
Payments for merger-related costs	34	151	124	133	161
Free Cash Flow, excluding payments for merger-related costs	$652	$1,320	$1,258	$1,531	$893
Net cash used in investing activities	$(966)	$(1,615)	$(657)	$(887)	$(1,580)
Net cash used in financing activities	$(190)	$(866)	$(543)	$(775)	$(453)

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Our guidance range for Free Cash Flow is calculated as follows:

	Q2 2020
(in millions)	Guidance Range
Net cash provided by operating activities	$700	$1,000
Gross payments for the settlement of interest rate swaps (1)	2,300	2,300
Cash purchases of property and equipment	(2,300)	(2,500)
Proceeds related to beneficial interests in securitization transactions	600	700
Free Cash Flow	$1,300	$1,500
(1) See Note 6 – Fair Value Measurements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, for additional details.

T-Mobile US, Inc.
Reconciliation of Operating Measures to Service Revenues
(Unaudited)

The following table illustrates the calculation of our operating measure ARPA and ARPU and reconciles these measures to the related service revenues:

(in millions, except average number of customers, ARPA and ARPU)	Quarter
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Calculation of Branded Postpaid ARPA
Branded postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	14,108	14,354	14,602	14,881	15,155
Branded postpaid ARPA	$129.77	$130.36	$131.15	$130.39	$129.47
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887
Less: Branded postpaid other revenues	(310)	(326)	(346)	(362)	(310)
Branded postpaid phone service revenues	$5,183	$5,287	$5,400	$5,459	$5,577
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	37,504	38,226	38,944	39,736	40,585
Branded postpaid phone ARPU	$46.07	$46.10	$46.22	$45.79	$45.80
Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,386	$2,379	$2,385	$2,393	$2,373
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	21,122	21,169	20,837	20,691	20,759
Branded prepaid ARPU	$37.65	$37.46	$38.16	$38.54	$38.11

Definitions of Terms

Operating and financial measures are utilized by T-Mobile’s management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile’s network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone, mobile broadband, and DIGITS customers.

4.
Average Revenue Per Account (ARPA) - Average monthly branded postpaid service revenue earned per account. Branded postpaid service revenues for the specified period divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period.

Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes branded postpaid other customers and related revenues.
Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile’s network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include all commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.	Net income margin - Margin % calculated as net income divided by service revenues.

7.
Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance such as Merger-related costs. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Transactions, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

8.	Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.

9.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

10.
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds from sales of tower sites and proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

11.
Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, short-term financing lease liabilities and financing lease liabilities, less cash and cash equivalents.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to realize the expected benefits and synergies of the merger (the "Merger") with Sprint Corporation ("Sprint"), pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the "Business Combination Agreement") and the other transactions contemplated by the Business Combination Agreement (collectively, the "Transactions") in the expected timeframes, in part or at all; adverse economic, political or market conditions in the U.S. and international markets, including those caused by the coronavirus disease 2019 (“COVID-19”) pandemic, and the impact that any of the foregoing may have on us and our customers and other stakeholders; costs of or difficulties in integrating Sprint's network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems; changes in key customers, suppliers, employees or other business relationships as a result of the consummation of the Transactions; our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the effects of the material weakness in Sprint's internal control over financial reporting or the identification of any additional material weaknesses as we complete our assessment of the Sprint control environment; the risk of future material weaknesses resulting from the differences between T-Mobile’s and Sprint’s internal controls environments as we work to integrate and align guidelines and practices; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions including costs or difficulties related to the completion of the divestiture of Sprint’s prepaid wireless businesses to DISH Network Corporation and the satisfaction of any related government commitments to such divestiture and any other commitments or undertakings that we entered into; the assumption of significant liabilities, including the liabilities of Sprint in connection with, and significant costs, including financing costs, related to the Transactions; our ability to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our debt securities or adverse conditions in the credit markets; natural disasters, public health crises, including the COVID-19 pandemic, terrorist attacks or similar incidents; competition, industry consolidation and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments or acquisitions in the technology, media and telecommunications industry; breaches of our and/or our third-party vendors' networks, information technology and data security, resulting in unauthorized access to customer confidential information; the inability to implement and maintain effective cybersecurity measures over critical business systems; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the impact on our networks and business from major system and network failures; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the occurrence of high fraud rates related to device financing, customer credit cards, dealers, subscriptions or account take over fraud; our inability to retain and hire key personnel; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; unfavorable outcomes of existing or future litigation or regulatory actions, including litigation or regulatory actions related to the Transactions; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; any disruption or failure of our third parties' (including key suppliers') provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission, may require, which could result in an impact on earnings; and interests of our significant stockholders that may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

About T-Mobile US, Inc.

T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.